Exhibit 99.2


                              ROMARCO MINERALS INC.

--------------------------------------------------------------------------------



                               ____________, 2005


Western Goldfields, Inc.
961 Matley Lane, Suite 120
Reno, NV 89502
Attention: Toby Mancuso

                     LETTER AGREEMENT FOR INTERIM FINANCING

Ladies and Gentlemen:

The following sets out the terms whereby Romarco Minerals Inc. will provide interim financing to Western Goldfields, Inc.

BORROWER:                     Western Goldfields, Inc. (the "Borrower")

LENDER: Romarco Minerals Inc. ("Romarco") and/or Romarco Minerals US Inc. (together, the "Lender")

PRINCIPAL AMOUNT:             No set  amount. Each borrowing pursuant to this
                              Term Sheet shall be evidenced by a promissory
                              note issued by the Borrower to the Lender (each a "Note" and collectively, the "Loan"). The form of
                              Note is attached as Appendix A hereto. The
                              Borrower from time to time may request a draw under this facility by providing written notice to the Lender, specifying the principal amount requested and the intended use of the proceeds thereof.

USE OF PROCEEDS:              The Borrower will use the proceeds of the Loan for
                              the following purposes:

                              1. Transaction costs relating to the proposed merger of a subsidiary of Romarco with and into the Borrower (the "Merger") pursuant to an Agreement and Plan of Merger and Reorganization, dated as of September 30, 2005, among Romarco, its subsidiary and the Borrower (the "Merger Agreement").

                              2. Payments associated with the Facility Agreement, dated as of November 5, 2003, among the Borrower, Western Mesquite Mines, Inc., Calumet Mining Company and RMB International (Dublin) Limited, RMB Resources Limited (together "RMB"), as amended by that certain Supplemental Agreement, dated July 17, 2005 (collectively, the "Facility Agreement").

                              3. Funds associated with feasibility work at the Borrower's Mesquite property.

                              4. Funds required for the working capital needs of the Borrower, pursuant to a budget agreed to by the parties within ten
                                      (10) business days of the date hereof.

                              Proceeds of the Loan may be used for no other purpose without prior written consent of the Lender. The Borrower will ensure and properly document all expenditures related to the Loan, which shall be provided to the Lender immediately upon their request.

GUARANTORS:                   The Loan shall be fully and  unconditionally
                              guaranteed, on a joint and several basis, by each of the Borrower's subsidiaries.

TERM/                         1.      The Loan shall be due and payable in whole
PREPAYMENT:                           on December 31, 2006; provided, however,
                                      in the event the Merger Agreement is
                                      terminated for any reason, the Loan shall be due and payable in whole within 30 days of the date of termination of the Merger
                                      Agreement.

                              2. The Loan, in whole or in part, may be converted into shares of common stock of the Borrower at the option of the Lender.

                              3. The Borrower may prepay the Loan, in whole or in part, at any time prior to maturity, without penalty, provided that such prepayment is made on the last business day of a calendar month and the Borrower has provided not less than ten (10) business days' prior notice of its intention to prepay the Loan.

SECURITY:                     The Loan will be secured  by all of the Borrower's
                              and its subsidiaries' personal property assets and real property assets, which shall be subordinate to RMB's security interests in connection with the Facility Agreement;

STRUCTURING                   FEE: In the event the Merger Agreement between
                              Borrower and Lender is terminated, the Borrower, in addition to repaying the funds advanced up to that termination date, will also reimburse Lender for all of their legal expenses incurred in connection with the Loan.

INTEREST:                     12% per annum, compounded monthly, which shall
                              accrete to the principal amount.

CONDITIONS PRECEDENT FOR      1.      Any required approvals by Borrower's and
FIRST DRAW:                           Lender's Boards of Directors;

                              2.      Execution and delivery of definitive
                                      valid, binding and enforceable Promissory
                                      Note and security documents (including
                                      intercreditor agreement with RMB) to be
                                      provided by Lender;

                              3.      Registration of all security, where
                                      prudent or necessary;

                              4.      TSX Venture Exchange approval;

                              5. Lender's approval of principal amount and intended use of proceeds; and

                              6.      Compliance by the Borrower with the
                                      covenants, in all material respects, and the accuracy of the representations and warranties, in all material respects, in the Merger Agreement.

CONDITIONS PRECEDENT FOR      1.      Lender's approval of principal amount and
SUBSEQUENT DRAWS:                     intended use of proceeds; and

                              2.      Compliance by the Borrower with the
                                      covenants, in all material respects, and the accuracy of the representations and warranties, in all material respects, in the Merger Agreement.

                              3.      No Event of Default under the Loan.

COVENANTS:                    1.      Conventional covenants and default
                                      provisions for a loan of this nature will apply, including a negative covenant on additional borrowing and granting of security by the Borrower or any of its subsidiaries.

                               2. Any proceeds from any future asset sale or equity offering by the Borrower or its subsidiaries will be used to pay down the Loan.

JURISDICTION:                 The Borrower submits to the jurisdiction of the
                              courts of the State of New York and agrees to be bound to any suit, action or proceeding commenced in such courts and by any order or judgment resulting from such suit, action or proceeding, but the foregoing will in no way limit Lender's right to commence suits, actions or proceedings in respect of the Loan or security provided under the loan in any jurisdiction.

PRIVACY: The undersigned hereby consents to the collection, use and disclosure of any and all personal information about the undersigned by the Lender and its authorized agents or other representatives, as may be necessary for Lender to complete its due diligence and to proceed with the transactions contemplated herein, and such other collection, use and disclosure of any and all personal information about the undersigned as may be required or permitted by law.


If you wish to pursue discussion in accordance with the foregoing, please sign where indicated below and return this letter agreement in order that we may proceed with the preparation of the appropriate documentation.

Sincerely yours,

ROMARCO MINERALS INC.

By:


/s/ Diane R. Garrett
----------------------------------------------
Name:  Diane R. Garrett
Title: President and Chief Executive Officer




AGREED TO AND ACCEPTED
this ________ day of ________, 2005.


WESTERN GOLDFIELDS INC.

By:



/s/ Thomas K. Mancuso
----------------------------------------------
Name:  Thomas K. Mancuso
Title: President and Chief Executive Officer

THE NOTE EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.


                                 PROMISSORY NOTE


$[______________]                                           [Month] [Day], 20__

                  FOR VALUE RECEIVED, the undersigned, Western Goldfields, Inc., an Idaho corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of Romarco Minerals, Inc., an Ontario corporation (the "Holder"), the principal sum of $[____________] (the "Principal"), together with interest accrued on the unpaid principal amount of this Note (the "Interest" and, together with the Principal, the "Aggregate Amount"), payable as provided herein.

                                   ARTICLE I

                                TERMS OF PAYMENT

      SECTION 1.01. Payment of Principal. The full principal amount of this Note shall be payable on [Month] [Day], 20__; provided, however, in the event the Agreement and Plan of Merger and Reorganization between the Borrower, the Holder and a subsidiary of the Holder, dated as of September 30, 2005 (the "Merger Agreement") is terminated for any reason, the Note shall be due and payable in whole within 30 days of the date of termination of the Merger Agreement (the "Maturity Date").

      SECTION 1.02. Optional Prepayments. The Borrower may, on the last Business Day of any month, (a "Business Day"), prepay the then outstanding principal amount of this Note in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that the Borrower has provided not less than ten (10) Business Days' prior notice of its intention to make such prepayment. "Business Day" shall mean any day that commercial banking institutions are open for business in New York City, New York and Vancouver, British Columbia.

      SECTION 1.03. Interest. (a) Interest shall accrue on the outstanding principal amount of this Note at a rate per annum equal to 12%, compounded monthly. Interest shall be payable on this Note on the date the principal amount of this Note is paid in full.

      (b) Anything in this Note to the contrary notwithstanding, any overdue amount of principal, interest, fees or other amounts payable under this Note shall bear interest, payable on demand, at a rate equal to 12% per annum, compounded monthly.

      SECTION 1.04. Payments and Computations. (a) The Borrower shall make each payment hereunder not later than at 11:00 A.M. (New York City time) on the day when due in United States dollars to the Holder in same day funds.

      (b) All computations of interest shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

      (c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding business day, and such extension of time shall in such case be included in the computation of payment of interest.

      SECTION 1.05. Reporting Requirements. So long as any principal amount of this Note shall remain unpaid, the Borrower shall, unless the Holder shall otherwise consent in writing, furnish to the Holder:

            (a) Default Notice. As soon as possible and in any event within two days after the occurrence of each Event of Default, as defined below, continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth the details of such Event of Default and the action that the Borrower has taken and proposes to take with respect thereto.

            (b) Litigation Notice. As soon as possible and in any event within two days after obtaining actual knowledge of any actual or threatened litigation, arbitration, investigation or proceeding which may exist at any time affecting this Note or the Security Documents (as defined below), a statement of the chief executive officer of the Borrower setting forth the details of such occurrence and the action that the Borrower has taken and proposes to take with respect thereto accompanied by a copy of all relevant documents, notices, pleadings, instruments or other written communications in respect thereof received by or accessible to the Borrower.

            (c) Quarterly Financials. As soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its subsidiaries as of the end of such fiscal quarter and consolidated statements of income and cash flows of the Borrower and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the previous fiscal year, all in reasonable detail and duly certified by the chief financial officer of the Borrower.

            (d) Year End Financials. As soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, the audited consolidated financial statements of the Borrower and its subsidiaries as of the end of such fiscal year, including a consolidated balance sheet and consolidated statements of income and cash flows of the Borrower and its subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all in reasonable detail and duly certified by the chief financial officer of the Borrower.

      SECTION 1.06. Covenants.

      (a) The Borrower shall perform all covenants contained in the Merger Agreement.

      (b) Neither the Borrower nor its subsidiaries shall make any expenditure in excess of $10,000 without the prior consent of the Holder.

      (c) Neither the Borrower nor its subsidiaries shall incur any indebtedness, other than pursuant to the Letter Agreement (as defined below), without the written consent of the Holder and shall not incur any other liability in excess of $10,000 without the written consent of the Holder.

      (d) Neither the Borrower nor its subsidiaries shall grant or permit to exist any security interest in the Collateral other than as contemplated by the Security Documents (as defined below) and the Inter-Creditor Agreement (as defined below).

      (e) Each of the Borrower's subsidiaries shall fully and unconditionally guarantee (the "Guarantee") on a joint and several basis the obligations of the Borrower to make principal and interest payments under the Note. If the Borrower shall acquire or create another subsidiary, then the newly acquired or created subsidiary shall become a Guarantor and execute a Guarantee. The Holder hereby acknowledges the limitation on the obligations under each Guarantee pursuant to the second paragraph of such Guarantee.

      (f) Any proceeds from any future asset sale or equity offering by the Borrower or its subsidiaries will be used to prepay the Aggregate Amount in whole or in part.

      SECTION 1.07. Security. (a) As general and continuing collateral security for the due repayment and satisfaction of all present and future indebtedness, liabilities and obligations of any kind whatsoever, under, in connection with or relating to this Note, including without limitation any ultimate unpaid balance thereof, and to secure the due performance of all of the other present and future obligations of the Borrower to the Holder, the Borrower and its subsidiaries will execute the security documents securing the Borrower's obligations under this Note for the benefit of the Holder (the "Security Documents"), which shall give the Holder a security interest in all of the Borrower's current and future personal property assets and real property assets (the "Collateral"). The Security Documents will be subject to an Inter-Creditor Agreement (the "Inter-Creditor Agreement"), among the Borrower, the Holder, RMB International (Dublin) Limited and RMB Resources Limited (collectively, "RMB"), which shall acknowledge RMB's priority interest in the Collateral.

      (b) The Borrower (i) agrees to perform the obligations required to be performed by it as set forth in the Security Documents and to cause its subsidiaries to perform the obligations required to be performed by each of them as set forth in the Security Documents and (ii) shall not, and shall not permit any of its subsidiaries to, take or omit to take any action with respect to the Collateral that might or would have the result of materially impairing the security interests in the Collateral in favor of the Holder.

      (c) The Borrower will cause, at its own expense, this Note, the Security Documents, and all amendments or supplements thereto, to be registered, recorded and filed and/or re-recorded and/or re-filed and/or renewed in such manner and in such place or places, if any, as may be required by law in order fully to preserve and protect the security interests of the Security Documents and all parts of the Collateral and to effectuate and preserve the Collateral and all rights of the Holder.

      (d) The Holder may take all actions it deems necessary or appropriate in order to collect and receive any and all amounts payable in respect of the obligations of the Borrower hereunder and secured by the Security Documents. Such actions shall include, but not be limited to, instructing or otherwise directing any person in possession of any Collateral in connection with enforcing or effecting any term or provision of the Security Documents. The Holder shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of this Note, the Security Documents and such suits and proceedings as the Holder may deem expedient to preserve or protect its interests in the Collateral and in the principal, interest, issues, profits, rents, revenues and other income arising therefrom, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of, or compliance with, such enactment, rule or order would impair the security hereunder or under any Security Documents or be prejudicial to the interests of the Holder and the Holder shall have power to appoint a receiver or receiver manager in accordance with the Security Documents.

      SECTION 1.08. Conversion.

      The Aggregate Amount outstanding, in whole or in part, at any time and from time to time shall be convertible, at the sole option of the Holder, into fully paid, non-assessable shares of Borrower common stock (the "Common Stock") at a price of $[__] per share of Common Stock (the "Conversion Price"). The Conversion Price shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Common Stock occurring on or after the date of the Merger Agreement.

      SECTION 1.09. Events of Default. If any of the following events shall occur and be continuing (in each case, an "Event of Default"):

            (a) The Borrower shall fail to pay any principal of, or interest on, this Note on the date due; or

            (b) If for any reason the Security Documents shall cease to be in full force and effect, or any security interest intended to be created thereby ceases to be or is not a valid, perfected security interest having the ranking or priority intended thereby; or

            (c) The Borrower shall fail to timely provide the Holder with any report required by Section 1.05 and such failure shall not be remedied within 5 Business Days after the Borrower shall have received notice (either oral or written) from the Holder of such failure; or

            (d) The Borrower or any of its subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any debt or obligation thereof that is outstanding in a principal or notional amount of at least $25,000 (or the currency equivalent thereof) either individually or in the aggregate (but excluding debt outstanding hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such debt or obligation; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such debt or obligation and shall continue after the applicable grace period, if any, specified in such agreement or instrument, and the maturity of such debt or obligation has been accelerated or otherwise to cause, or to permit the holder thereof to cause, such debt or obligation to mature; or any such debt or obligation shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such debt or obligation shall be required to be made, in each case prior to the stated maturity thereof; or

            (e) The Borrower or any of its subsidiaries shall generally not pay their debts as such debts become due, or shall admit in writing their inability to pay their debts generally; or an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, or of a substantial part of the property or assets of the Borrower, under any applicable bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower or (iii) the winding-up or liquidation of either the Borrower or any of its subsidiaries; and such proceeding or petition shall continue undismissed or unstayed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered; or

            (f) The Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under any applicable bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (c) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate action for the purpose of effecting any of the foregoing;

            (g) Monetary judgments or orders for the payment of money in excess of an aggregate of $25,000 (or the currency equivalent thereof) shall be rendered against the Borrower or any of its subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

            (h) Any provision of this Note shall for any reason cease to be valid and binding on or enforceable against the Borrower or a Guarantor, or the Borrower or a Guarantor shall deny any further obligation or liability under this Note or the Guarantee; or

            (i) It is or will become unlawful for the Borrower or a Guarantor to fulfill or comply with any obligation under this Note or its Guarantee, as applicable; or

            (j) Failure by the Borrower for 10 days after written notice by the Holder to comply with any of the other agreements in this Note; or

            (k) Breach by the Borrower of any representation or covenant contained in the Merger Agreement.



then, and in any such event, the Holder may, by notice to the Borrower, declare this Note, all interest thereon and all other amounts payable under this Note to be forthwith due and payable, whereupon this Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

                                   ARTICLE II

                                  MISCELLANEOUS

      SECTION 2.01. Amendments, Etc. No amendment or waiver of any provision of this Note, and no consent to any departure by the Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by the Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      SECTION 2.02. Expenses. The Borrower hereby agrees upon demand to pay to the Holder the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel, which the Holder may incur in connection with the exercise or enforcement of any of the rights of the Holder hereunder.

      SECTION 2.03. Waivers; Remedies. (a) No failure on the part of the Holder to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      (b) The Borrower hereby waives presentment for payment, demand, notice of dishonor and protest of this Note.

      SECTION 2.04. Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by any successor in interest to the Holder. The Holder may assign any of its rights or obligations under this Note without the consent of the Borrower.

      SECTION 2.05. Letter Agreement. Note Controls. This Note has been issued pursuant to a Letter Agreement for Interim Financing, dated as of __________, 2005 (the "Letter Agreement"), between the Borrower and the Holder. The terms of the Letter Agreement shall be incorporated by reference herein and shall be binding on the Holder; provided, however, if the Letter Agreement conflicts with this Notes, this Note shall control.

      SECTION 2.06. Severability. In case any provision or obligation under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

      SECTION 2.07. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

      IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                   WESTERN GOLDFIELDS, INC.


                                   By:
                                          -----------------------------------
                                          Name:
                                          Title:

                                    GUARANTEE

      For value received, each Guarantor hereby fully and unconditionally guarantees, as principal obligor and not merely as surety, on an unsecured, senior, joint and several basis, to Holder and its successors and assigns, that
(1) the principal and interest on this Note will be promptly paid in full when due, whether at maturity, by acceleration or otherwise, and interest on overdue principal of and interest on this Note, if any, if lawful, and all other monetary obligations of the Borrower under this Note shall be promptly paid in full or performed, all in accordance with the terms of this Note and (2) in case of any extension of time of payment or renewal of this Note or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Maturity, by acceleration or otherwise (collectively, the "Obligations"). Failing payment when due of any Obligation, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this Guarantee shall be a guaranty of payment and not of collection. All payments under this Guarantee shall be made in U.S. Dollars.

      Each Guarantor confirms that it is the intention of all parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy or fraudulent conveyance statutes, or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Guarantor and the Holder hereby irrevocably agree that the obligations of such Guarantor shall be limited such that the obligations under such Guarantee will not result in the Guarantee constituting a fraudulent transfer or conveyance.

      These and other additional obligations of the Guarantors to the Holder pursuant to this Guarantee are expressly set forth in this Note to which reference is hereby made for the precise terms of such obligations.

      THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

      IN WITNESS WHEREOF, each Guarantor has caused this Guarantee to be duly executed.

                                       [Name of Guarantors],
                                       as Guarantors



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title: